IMAGIS Technologies Inc. 1300-1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

IMAGIS RETAINS BOSTON-BASED PEMBRIDGE VENTURE PARTNERS

Vancouver, BC, January 3, 2002: Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) announces that it has entered into an engagement letter with Pembridge Venture Partners ("PVP") to provide strategic financial advice. PVP is the private-equity affiliate of The Pembridge Group LP (http://www.pembridgegroup.com), a premier Boston-based investment firm ("Pembridge Group"). Pembridge Group acts as advisor to Pembridge Fund Management ("PFM") and Pembridge Venture Partners. PFM is the asset management arm of the firm and manages the Concert series of technology hedge funds and the Symphony fund-of-funds. PVP provides growth capital to formative companies in the areas of software, data-storage, networking, and the health sciences. Pembridge manages over $600,000,000 in capital, and its funds have consistently posted some of the highest returns to investors in the alternative asset management industry. Pembridge funds are eligible to accredited non-U.S. institutions only and are currently closed to new investors.

Mr. Treyton L. Thomas, Chairman of Pembridge Group and Managing Partner of PVP explained the firm's interest in Imagis by saying, "The biometrics space offers demand and growth metrics that are extremely attractive to us. While the U.S. Congress just overwhelmingly approved a $20 billion plan to arm the United States against terrorism, enhanced domestic airport security is but one component of the Imagis growth curve. Unlike other facial recognition software, the heuristic algorithms in their technology allows for the recognition of patterns beyond the human face that can aid in criminal investigations and case preparation. While airport security garners the most media attention, there are other important international applications such as bolstering security at nuclear facilities that were integral to the former Soviet Union, global border control, and identification of child victims of appalling crimes. In a post-attack world, customer demand now dictates that the security industry deliver products that anticipate and prevent, rather than merely react. The confluence of Imagis' current valuation, gross operating margins, and parabolic growth prospects make it the most compelling investment in the biometrics sector today."

Under the terms of the engagement letter, PVP has agreed to assist the Company as one of its non-exclusive financial advisors. The activities of PVP will include providing strategic capital markets advice, including mergers, banking advisory and review of any potential investment banking relationships, strategic alliances, financing, or any other capital markets needs of the company. Imagis issued to PVP 50,000 warrants, with each warrant being exercisable into one common share in the capital of the Company at a price of CDN$2.20 per share for a period of two years.

Mr. Iain Drummond, President & CEO of Imagis, commented; "We are pleased that Pembridge supports the market opportunities for our Company and acknowledges that our facial recognition technology has significant applications in a number of sectors in security and law enforcement. With their assistance, we anticipate an increase in our Company's profile in the investment community that will ultimately bring value to our shareholders. We look forward to our combined effort to exploit a number of strategic opportunities."

Imagis further announces that it will grant, subject to regulatory approval, 160,000 options to directors of the Company. The options are exercisable into common shares in the capital of the Company at an exercise price of CDN$2.20 per share for a term of five years subject to certain vesting provisions.

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News Release January 3, 2002 Page 2	IMAGIS Technologies Inc. 1300-1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including two airports where its biometric facial recognition technology is fully operational, Toronto's Pearson International Airport, the world's 16th busiest airport and Oakland International Airport, which serves more than 10 million travelers per year. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

Forward-Looking Statements
 This press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include our expectations as to the benefits to us related to our relationship with PVP, PVP's statements regarding our growth prospects and the growth metrics of the biometric industry in general. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the growth and acceptance of biometric products and services; the purchasing decisions of potential customers related to security products; the growth and acceptance of our products and services; product development, product pricing or other initiatives of our competitors; and the other risks and uncertainties described in our Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

On behalf of the Board

"Rory S. Godinho"

Corporate Secretary and Director

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Imagis Technologies Inc.
Media Contact: Sandra Buschau
VP Investor Relations
Tel: (604) 684-2449
e-mail: sandy@imagistechnologies.com
http://www.imagistechnologies.com

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.